EXHIBIT 99.3

December 17, 2014

To the Board of Directors

of

Pretoria Resources Two, Inc.

Re: Letter of Resignation

Ladies and Gentlemen:

I hereby resign as the President, Chief Executive Officer and Chief Financial Officer of Pretoria Resources Two, Inc. (the “Company”), effective immediately.

My resignation is not a result of any disagreements with the Company's operations, policies or practices.

Yours truly,

By:	/s/ Allison Carroll
Allison Carroll